Exhibit 99.1

Contact:	For Cytyc Corporation:
Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

For Xoft, Inc.:
Chris K. Joseph
510-339-2293
chris@ckjcomm.com
www.xoftinc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

CYTYC AND XOFT SETTLE INTELLECTUAL PROPERTY DISPUTE

Marlborough, Mass., and Fremont, Calif., August 15, 2007—Cytyc Corporation (Nasdaq: CYTC), a leading provider of surgical and diagnostic products targeting women's health and cancer diagnostics, and Xoft, Inc., a point of care radiation therapy company, announced a settlement to the intellectual property dispute involving the balloon based brachytherapy technologies developed by both companies for the treatment of breast cancer patients.

While specific financial terms were not disclosed, the agreement calls for Xoft to make certain royalty payments. Both companies acknowledged that the settlement will end the current legal dispute between the parties. This Agreement allows Xoft freedom of operation in the ongoing sales of its Axxent® Electronic Brachytherapy system. The companies have also agreed to discuss potential collaboration in the development of technologies in several areas, including women’s health.

“With the recent presentation of five-year follow-up results for the initial clinical trial of the MammoSite® Radiation Therapy System (RTS), I think we’re rapidly approaching the point where we can say the model has been proven – supporting the use of balloon based brachytherapy following breast conserving therapy,” said Dan Levangie, president of Cytyc Surgical Products. “Cytyc is very focused on expanding our women’s oncology platform into other women’s health areas. Settling this case allows us to focus resources on the continued expansion in the usage of MammoSite RTS and development of new applications for the treatment of breast and gynecological cancers.”

“We are glad to put aside the distraction of litigation and focus our efforts on the development of a comprehensive platform for Electronic Brachytherapy applications. Our Axxent Electronic Brachytherapy System is designed to provide patients greater access to cancer therapy through

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Cytyc and Xoft Settle Intellectual Property Dispute

the delivery of targeted radiation treatment in virtually any clinical setting under the supervision of a radiation oncologist,” said Michael Klein, Xoft president and CEO. “This agreement gives Xoft the freedom to explore a wide range of new indications and modalities for our innovative Electronic Brachytherapy technology that is currently gaining momentum in the treatment of early stage breast cancer.”

Used to treat cancer for more than 100 years, radiation therapy is administered after breast-sparing surgery to kill stray cancer cells that might remain in the breast and is proven to reduce the rate of local recurrences and improve long-term survival. However, recent studies have shown that many patients opt out of receiving breast sparing surgery with radiation therapy due to the treatment duration time, distance, or difficulty accessing radiation therapy centers. APBI is designed to reduce the time required for radiation therapy for early stage breast cancer from seven weeks (for external radiation therapy) down to five days, which may accelerate patient choice of breast sparing lumpectomy surgery with adjuvant radiation therapy over the alternative of a full mastectomy. This technique, implemented using brachytherapy technologies, is an important focal point for both companies.

About Cytyc Corporation

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc's products cover a range of cancer and women's health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc and MammoSite are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements. These statements include, without limitation: (1) Cytyc's future financial condition, operating results and economic performance, and management's expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy; and (2) the anticipated benefits of the business combination transaction with Hologic, Inc., including future financial and operating results, the expected permanent financing for the transaction, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts, and the timing of the completion of the transaction. These statements are based on current expectations, forecasts and assumptions of Cytyc and Hologic that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements.

Risks and uncertainties include, among others: the successful completion of the business combination transaction with Hologic; the successful integration of newly acquired businesses into Cytyc's business; dependence on key personnel and customers as well as reliance on

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Cytyc and Xoft Settle Intellectual Property Dispute

proprietary technology; uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change; entry into new market segments domestically, such as pharmaceuticals, and new markets internationally; risks associated with litigation; competition and competitive pricing pressures; risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad; introduction of technologies that are disruptive to Cytyc's business and operations; the impact of new accounting requirements and governmental rules and regulations; as well as other risks detailed in Cytyc's filings with the SEC, including those under the heading "Risk Factors" in Cytyc's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 as filed with the SEC, and in Hologic’s Registration Statement on Form S-4 (File No. 333-144238) filed with the SEC, as it may be amended from time to time, including those under the heading “Risk Factors” and “Annex B—Information About Cytyc—Risk Factors.” Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About Xoft, Inc.

Xoft is developing leading-edge new technologies for the practice of radiation oncology through Electronic Brachytherapy, which utilizes proprietary miniaturized x-ray tube technology. The Axxent® Electronic Brachytherapy System, Xoft's first treatment system, is currently being used in accelerated partial breast irradiation for the treatment of early-stage breast cancer. This solution provides a therapeutic dose of intracavitary radiation directly to the region at risk without the complex handling and resource logistics necessary when performing brachytherapy using radioactive isotopes.

Axxent is a registered trademark of Xoft, Inc.

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